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                                                                  EXHIBIT (a)(3)

                  AIMCO PROPERTIES IS OFFERING $448, WHICH IS
                  THE HIGHEST PRICE CURRENTLY BEING OFFERED TO
               PURCHASE UNITS OF LIMITED PARTNERSHIP INTEREST OF
                          CENTURY PROPERTIES FUND XVII

                             AIMCO PROPERTIES, L.P.
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222

                                October 25, 1999

Dear Unitholder:

         We are offering to acquire any and all limited partnership units (the "Units") in your partnership, Century Properties Fund XVII ("the Partnership"), for $448, net to the seller in cash. Our offer price is HIGHER than the price currently being offered by Madison Liquidity Investors 104, L.L.C. ("Madison"). IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED.

         GREATEST NUMBER OF UNITS: We are offering to purchase more than eleven
(11) times the number of Units than Madison is offering to purchase. OUR OFFER PROVIDES YOU WITH THE GREATEST CHANCE TO RECEIVE THE HIGHEST PURCHASE PRICE CURRENTLY BEING OFFERED FOR THE GREATEST NUMBER OF UNITS.

         QUICKEST PAYMENT: Our offer will expire promptly at midnight, New York City time, on November 22, 1999 (unless further extended by us). We will pay for accepted units promptly after expiration of our offer. YOU WILL STILL BE ABLE TO RECEIVE OUR HIGHEST PRICE EARLIER THAN MADISON IS PERMITTED TO BUY UNDER ITS OFFER.

         FAST, COMMISSION-FREE SALE: Our offer provides you with the opportunity to sell your units without the transfer fees or commission costs (generally, up to 10% of the sales price, subject to a $150-$200 minimum commission per trade) paid by the seller in typical secondary market sales. Madison will charge you a $75 transfer fee.

         The general partner of the Partnership is our affiliate. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to any offer. However, the general partner noted that our offer is at the highest price of any current offers. If you wish to sell your units for cash, you should do so at the highest price. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE, THE ENCLOSED SCHEDULE 14D-9, AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer, and no representation is made by us or any of our affiliates as to such fairness.

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         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.


                                       Very truly yours,



                                       AIMCO PROPERTIES, L.P.




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